UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
_______________________________________________________________________________

Filed by the Registrant	☒	Filed by a party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
HERC HOLDINGS INC.
(Exact name of registrant as specified in its charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Herc Holdings Inc.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134

April 1, 2022
Dear Stockholder:
You are cordially invited to attend our annual meeting of stockholders to be held at 9:00 a.m. (local time) on May 12, 2022, at our principal executive office located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.
As a stockholder, you play an important role in Herc Holdings and your vote is important. If you do not vote your shares, you will not have a say on the important issues to be voted on at the annual meeting. Information on how to vote is included in the enclosed proxy statement.
We are using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about April 1, 2022, we will begin mailing to our stockholders a proxy statement and related proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and related proxy materials and how to vote online.
Thank you for the time and attention you invest in making a thoughtful voting decision.
Sincerely,

Patrick D. Campbell	Lawrence H. Silber
Non-executive Chairman of the Board	President, Chief Executive Officer and Director

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
OF HERC HOLDINGS INC.

Date and Time:	May 12, 2022 at 9:00 a.m. (local time).
Place:	Our principal executive office, located at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134.
Proposals:
1.Election of the 10 nominees named in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;
2.Approval, by a non-binding advisory vote, of the named executive officers’ compensation;
3.Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022; and
4.Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors recommends a vote FOR each director nominee and FOR Proposals 2 and 3.

Record Date:	Only holders of record of Company common stock at the close of business on March 14, 2022 will be entitled to attend and vote at the meeting.
How to Vote:	You may vote online or by telephone by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (“Notice”) and the proxy statement. If you requested a paper copy of our proxy materials, you may also vote by completing, signing, dating and returning the proxy card. If you attend the annual meeting, you may vote in person.
Date of Mailing:
This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 1, 2022, and we expect to first mail the proxy statement and related proxy materials or the Notice to stockholders on or about April 1, 2022.

By Order of the Board of Directors,

S. Wade Sheek
Senior Vice President, Chief Legal Officer and Secretary
April 1, 2022
Bonita Springs, Florida

PROXY STATEMENT SUMMARY
This proxy statement was filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2022, and we expect to first send the proxy statement and related proxy materials or the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about April 1, 2022. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Business Performance
We are a leading equipment rental company, committed to being the supplier, employer and investment of choice in our industry. We seek to fulfill our purpose through our approximately 315 locations throughout North America. As an essential service provider, our team provides critical support for the operations of essential businesses and industries.

While the global pandemic continued in 2021, our local markets and industries began to experience an improvement in economic activity compared with the uncertainty of the prior year. The strategies we executed in 2020 to preserve capital and reduce the cost structure of our business during the pandemic positioned the Company well as the economy began to recover. Our 2021 operating performance improved substantially over the prior year as we successfully leveraged our assets and operations from a lower base.

Equipment rental revenue increased 23.8% to $1.9 billion and adjusted EBITDA increased 29.8% to $894.7 million over the prior year. The Company resumed its positive growth trend in 2021, and we reported a compound annual growth rate of 6.2% in rental revenue and 11.2% in adjusted EBITDA since 2017. Additionally, we reduced our net leverage to 2.1x in 2021 through disciplined capital management, reflecting annual improvement over the last five years. We believe we are well-positioned to continue our growth trajectory in 2022.
Adjusted EBITDA and Net Leverage are non-GAAP measures and are defined in the appendix beginning on page A-1.

Meeting Information
The Board of Directors of Herc Holdings Inc. (the “Board”) is soliciting proxies to be used at the annual meeting of stockholders to be held:

Date: May 12, 2022 Time: 9:00 a.m. (local time) Record Date: March 14, 2022	Location: 27500 Riverview Center Blvd. Bonita Springs, Florida 34134

Items of Business

Proposal	Board Voting Recommendation	Page Reference
1. Election of 10 Director Nominees to Serve for a One Year Term	FOR each nominee	4
2. Advisory Vote on Executive Compensation	FOR	17
3. Ratification of the Company’s Auditor for 2022	FOR	39

Director Nominees
The following table provides summary information (as of April 1, 2022) about each director nominee:

Name	Age	Director Since	Primary or Former Occupation	Other Public Company Boards	Independent	Board Committee Membership*
						A	C	G
Patrick D. Campbell (Chairman)	69	2016	Retired Senior Vice President and Chief Financial Officer of 3M Company	3	✓		X	CC
Lawrence H. Silber	65	2016	Chief Executive Officer and President of Herc Holdings	1
James H. Browning	72	2016	Retired Partner at KPMG LLP	1	✓	CC
Shari L. Burgess	63	2020	Retired Vice President and Treasurer, Lear Corporation	—	✓	X
Hunter C. Gary	47	—	Senior Managing Director of Icahn Enterprises L.P.	2	✓
Jean K. Holley	62	2017	Retired Senior Vice President and Chief Information Officer for Brambles Limited	2	✓		X	X
Michael A. Kelly	65	2016	Retired Executive Vice President of the Electronics and Energy Business of 3M Company	1	✓		CC	X
Steven D. Miller	33	—	Portfolio Manager of Icahn Capital LP	3	✓
Rakesh Sachdev	66	2021	Retired Chief Executive Officer of Platform Specialty Products Corporation	3	✓	X
Andrew J. Teno	37	2021	Portfolio Manager of Icahn Capital LP	2	✓
* A – Audit Committee; C – Compensation Committee; G – Nominating and Governance Committee; CC – Committee Chair; X – Committee Member

Governance Highlights
Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe strengthen the Board and promote responsible oversight of management. Highlights of our corporate governance practices include:

▪Independent Chairman
▪9 of 10 director nominees are independent
▪Annual election of directors
▪Majority voting for directors and director resignation policy in uncontested elections
▪94% Board and Committee attendance in 2021 by director nominees

•Robust stock retention guidelines for senior executives and non-employee directors
•Prohibition on directors and Section 16 officers pledging Company stock and prohibition on directors and all employees hedging Company stock
•The Board generally will not nominate a non-management director for election at an annual meeting if that person has reached age 75

Environmental and Social Highlights
We are committed to operating according to sound social, environmental and people-related practices as we seek to create value for customers, employees, communities and stockholders. Highlights of our social and environmental practices include:

▪Oversight of environmental and sustainability matters by the Nominating and Governance Committee
▪Oversight of social responsibility matters by the Compensation Committee
▪Awarded Bronze Medal by EcoVadis in recognition of sustainability achievements
▪Named by Newsweek as one of America's Most Responsible Companies

•Published Corporate Citizenship Report aligned with Global Reporting Initiatives standards
•Established environmental goals for reduction of GHG emissions and waste by 2030
•Established goal of annual improvement of safety metrics
•Adopted UN Sustainable Development Goals

How to Vote
Whether or not you plan to attend the annual meeting, please vote as promptly as possible using one of the following methods:
•Via Internet by following the instructions on www.proxyvote.com;
•Via telephone by calling 1‑800‑690-6903 and following the instructions provided by the recorded message; or
•Via mail by completing, signing and dating the proxy card (if you received printed proxy materials) and returning it to the address listed therein.

Where You Can Find Additional Information
Our website is located at http://ir.hercrentals.com. Although the information contained on or connected to our website is not part of this proxy statement, you can view additional information on our website, such as the charters of our Board committees, our Corporate Governance Guidelines, our Code of Ethics and reports that we file with the Securities and Exchange Commission. Copies of these documents may also be obtained free of charge by writing Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.

PROPOSAL 1: Election of Directors
Nominees for Election to the Board
The Board has nominated each director nominee listed below for election for a one-year term beginning at the 2022 annual meeting of stockholders to be held on May 12, 2022 (the “Annual Meeting”) and expiring at the end of the 2023 annual meeting of stockholders. Each director nominee is expected to be available for election as a director, but in the event that one or more of the nominees is not available for election due to unforeseen circumstances, the proxy will be voted for the Board’s substitute nominee or nominees.
Director Election Standards
We maintain a “majority” voting standard for uncontested elections of directors. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes.
The Board recommends a vote FOR the following nominees for election as directors:

Patrick D. Campbell, Non-Executive Chairman of the Board
Director Since: 2016 Age: 69 Committees: Nominating and Governance Committee (Chair) and Compensation Committee
Business Experience
•Retired Senior Vice President and Chief Financial Officer of 3M Company, a diversified global technology company, from 2002 to 2011.
•Former Vice President of International and Europe of General Motors Corporation, a vehicle manufacturing company, as well as various finance functions during his 25-year tenure.

Other Public Company Directorships	Newell Brands Inc.; Stanley Black and Decker, Inc.; SPX Flow, Inc.
Former Public Company Directorships	SPX Corporation; Solera Holdings Inc.
Qualifications	Mr. Campbell’s experience as former senior vice president and chief financial officer of 3M, the current Non-Executive Chairperson of the Board of Newell Brands Inc. and the former Lead Director of Stanley Black and Decker, Inc. brings substantial expertise to our Board. His extensive experience as a leader of boards of directors and his knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenure and leadership in different industries provides him with insight into a variety of issues relevant to our growth as a company. In addition, he was responsible for mergers and acquisitions as well as information technology in his role at 3M and offers significant expertise in each of those areas. Further, his combination of domestic and international roles in complex global businesses provides him with an understanding of diverse political and regulatory systems.

Lawrence H. Silber
Director Since: 2016 Age: 65 Committees: None
Business Experience
•President and Chief Executive Officer of Herc Holdings, since 2015.
•Executive Advisor at Court Square Capital Partners, LLP, a private equity firm, from 2014 to 2015.
•Chief Operating Officer of Hayward Industries, one of the world’s largest swimming pool equipment manufacturers, from 2008 to 2012.
•Ingersoll Rand plc, a manufacturer of industrial products and components, from 1978 to 2008.

Other Public Company Directorships	Hayward Holdings, Inc.
Former Public Company Directorships	SMTC Corporation
Qualifications
Mr. Silber has extensive expertise and a deep knowledge of our business including its operations, business development matters and financial performance. His leadership has kept us well poised to continue our strategy of being the supplier, employer and investment choice in our industry.

James H. Browning
Director Since: 2016 Age: 72 Committees: Audit Committee (Chair)
Business Experience	KPMG LLP, an audit, tax and advisory services firm, from 1971 to 2009, including serving as Partner and Southwest Area Professional Practice Partner from 1980 to 2009; SEC Reviewing Partner; and Partner in Charge of KPMG’s New Orleans audit practice.
Other Public Company Directorships	Texas Capital Bancshares
Former Public Company Directorships	Endeavor International Corporation; RigNet, Inc.
Qualifications	Mr. Browning’s extensive financial knowledge and experience brings significant expertise to our Board. His public accounting experience with various industries during his long tenure with KPMG provides him with extensive knowledge and experience in addressing financial and accounting matters. In addition, his experience as former chairman of the board of RigNet, Inc., together with his roles on other public company boards, including audit committees, provides him with a broad understanding of the responsibilities of public company boards and audit committees.

Shari L. Burgess
Director of the Company Since: 2020 Age: 63 Committees: Audit Committee
Business Experience
Retired Vice President and Treasurer, Lear Corporation, a global automotive supplier of seating, electrical distribution and connections systems and electronic systems, from 2002 to 2021 and served in various financial roles at Lear beginning in 1992.

Other Public Company Directorships	None
Former Public Company Directorships	None
Qualifications	Ms. Burgess’ experience as the vice president and treasurer at Lear Corporation brings significant executive and management experience to our Board. Her deep understanding of corporate finance, corporate structure, long-term strategy objectives and transactions provides her with insight into a variety of complex issues applicable to our growth as a company. Her experience as Lear Corporation’s chief diversity officer from 2014 to 2018 and involvement in the promotion of diversity programs in the State of Michigan brings another dimension to our Board and will be beneficial to our development as a company in the areas of diversity and corporate citizenship.

Hunter C. Gary
Director of the Company Since: Age: 47 Committees: None
Business Experience	Senior Managing Director of Icahn Enterprises L.P., a diversified holding company, since 2010.
Other Public Company Directorships	CVR Energy, Inc.; Conduent, Inc.
Former Public Company Directorships	CVR Refining, LP; CVR Partners LP; Herbalife Nutrition Ltd.; Cadus Corporation; and Tropicana Entertainment Inc.
Qualifications	Mr. Gary’s broad range of experience in operations and oversight matters for a variety of companies and service on other company boards enables him to advise our Board on a range of matters. Mr. Gary is a director nominee designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions — Agreements with Carl C. Icahn.”

Jean K. Holley
Director of the Company Since: 2017 Age: 62 Committees: Compensation Committee and Nominating and Governance Committee
Business Experience
•Retired Global Senior Vice President and Chief Information Officer for Brambles Limited, the global leader in supply chain and logistics, from 2011 to 2017.
•Former Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications around the world, from 2004 to 2011.

Other Public Company Directorships	Accord Financial Corp.; OneSpan, Inc.
Former Public Company Directorships	None
Qualifications	Ms. Holley’s experience as a former chief information officer and a senior leader of a global company brings significant expertise to our Board of Directors. Her understanding of information technology, strategy and operations benefits our Board as we seek long-term growth strategies. Her role as a member of the board of directors of an enterprise-wide security solutions company provides her with extensive knowledge and experience with respect to information technology systems, cybersecurity and systems migrations.

Michael A. Kelly
Director of the Company Since: 2016 Age: 65 Committees: Compensation Committee (Chair) and Nominating & Governance Committee
Business Experience	Retired Executive Vice President, Electronics and Energy Business of 3M Company, a diversified global technology company, from 2012 to 2016; he also served as Executive Vice President of the Display and Graphic Business from 2006 to 2012, and in various management positions in the U.S., Singapore, Korea and Germany.
Other Public Company Directorships	Mettler-Toledo International, Inc.
Former Public Company Directorships	None
Qualifications	Mr. Kelly’s experience as a former executive vice president at 3M’s Electronic and Energy Business, with global responsibility for all operational and strategic elements of a $6 billion business, brings substantial expertise to our Board of Directors. His knowledge and experience with respect to strategic planning, restructuring and general operational matters provides him with insight into various issues of importance to our future growth as a company. In addition, his service on the board of another public company provides him with a broad understanding of the responsibilities of public company boards.

Steven D. Miller
Director of the Company Since: Age: 33 Committees: None
Business Experience
•Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since 2020.
•Analyst of BlueMountain Capital Management LLC, an alternative asset manager, from 2013 to 2019.

Other Public Company Directorships	Bausch Health Companies Inc.; Conduent Incorporated; Xerox Holdings Corporation
Former Public Company Directorships	None
Qualifications	Mr. Miller’s extensive financial and investment experience, knowledge of financial matters and company capitalization structures and a strong understanding of the complex business and financial issues encountered by companies in a variety of industries is beneficial to our growth as a Company. Mr. Miller is a director nominee designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions — Agreements with Carl C. Icahn.”

Rakesh Sachdev
Director of the Company Since: 2021 Age: 66 Committees: Audit Committee
Business Experience
•Retired Chief Executive Officer of Platform Specialty Products Corporation, a global specialty chemicals company, from 2016 to 2019.
•Former President, Chief Executive Officer of Sigma Aldrich Corporation., a S&P 500 global life science and biotechnology company, from 2010 to 2015.
•Senior Advisor to New Mountain Capital, a private equity company, since 2019.

Other Public Company Directorships	Regal Rexnard Corporation; Axalta Coating Systems Ltd.; Edgewell Personal Care Company
Former Public Company Directorships	Avantor Inc.; Element Solutions Inc.; Sigma Aldrich Corporation
Qualifications
Mr. Sachdev’s experience as former chief executive officer of Platform Specialty and Sigma Aldrich brings substantial expertise to our Board. His extensive knowledge of financial and accounting matters, company capitalization structures and the capital markets gained through his tenure in different industries provides him with insight into a variety of issues relevant to our growth as a company. In addition, his role as former board member and chairman of the Federal Reserve Bank of St. Louis provides him with a deep understanding of banking and federal regulatory systems. Further, his combination of domestic and international roles in complex global businesses provides him with an understanding of diverse political and regulatory systems.

Andrew J. Teno
Director of the Company Since: 2021 Age: 37 Committees: None
Business Experience	•Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since 2020. •Director of Fir Tree Partners, a private investment firm, from 2011 to 2020.
Other Public Company Directorships	Cheniere Energy, Inc.; FirstEnergy Corp.
Former Public Company Directorships	Eco-Stim Energy
Qualifications	Mr. Teno has extensive financial and investment experience and a strong understanding of the complex business and financial issues encountered by companies in a variety of industries. His knowledge of financial matters, company capitalization structures and the capital markets gained through his tenure with investment banking firms and an M&A advisory boutique provides him with insight into issues applicable to us. Mr. Teno is a director nominee designated by Mr. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”

CORPORATE GOVERNANCE
Corporate Governance
Our business is managed with the oversight of our Board of Directors. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that we believe strengthen the Board and promote responsible oversight of management. Our By-Laws, Corporate Governance Guidelines and the charters of each of our Board committees provide the framework for our corporate governance. A copy of our By-Laws, Corporate Governance Guidelines, as well as the charters of each Board committee, are available under the Investor Relations section of our website at http://ir.hercrentals.com.
Our Board Leadership
The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chair of the Board and Chief Executive Office (“CEO”) in a manner that is in the best interests of the Company, including the flexibility to determine whether these offices should be combined or separate. The Board believes the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes the most effective and efficient leadership structure is for an independent director to serve as the non-executive Chair of the Board (“Independent Non-Executive Chair”). Mr. Campbell serves as the Independent Non-Executive Chair of the Board.
The Board believes that the current leadership structure benefits the Company by delineating roles of management and oversight over management. Our CEO and his management team provide the overall strategy and day-to-day leadership for our Company, and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for and chairs the Board’s regularly-scheduled executive sessions in which management (other than Mr. Silber) does not participate. The Board also holds regular executive sessions where only our independent directors attend. The Independent Non-Executive Chair (or, in his absence, another independent director selected by the independent directors present at such executive session) presides over the executive sessions to facilitate the discussion. In addition, the Independent Non-Executive Chair also significantly assists in evaluating and in setting the compensation of our CEO by conferring with other independent members of the Board regarding our CEO’s performance.
Board Independence
Our Board has determined that each director nominee, other than Mr. Silber, our President and CEO, is “independent” under our standards for determining director independence, which are specified in Annex A to our Corporate Governance Guidelines. These standards for determining director independence are consistent with the federal securities laws and applicable New York Stock Exchange (“NYSE”) listing standards. The Board also determined that Jonathan Frates, Jacob M. Katz, Andrew N. Langham, and Mary Pat Salomone, each who served as a director since the 2021 annual meeting of stockholders, were also independent.
In recommending to the Board that each of those directors be classified as independent, the Nominating and Governance Committee considered whether there were any facts or circumstances that might impair the independence of each of those persons including, with respect to Messrs. Frates, Gary, Langham, Miller and Teno, the agreements described in “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.”
Board Committees
Our Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. In 2022, the Board dissolved the Finance Committee and assigned to the Audit Committee the responsibilities previously delegated to the Finance Committee, other than those responsibilities related to mergers and acquisitions. Each committee has a written charter. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to our Corporate Governance Guidelines, the respective charter of each committee and the relevant federal securities laws and NYSE listing standards. Our Board has designated Messrs. Browning and Sachdev and Ms. Burgess as “audit committee financial experts.”

Membership, Meetings and Roles and Responsibilities of the Board Committees
Audit Committee

Members	Roles and Responsibilities
Browning (Chair) Burgess Sachdev
•Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.
•Monitors the independence, qualifications and performance of our independent registered public accounting firm.
•Oversees the performance of our internal audit function and operational policies and practices that affect our internal controls.
•Monitors our compliance with legal and regulatory requirements.
•Reviews the annual internal audit plan and the commitment of internal audit resources, in each case as they relate to risk management.
•Prepares our Audit Committee’s report included in our annual proxy statement.
•Assists our Board in its oversight of the Company’s financing policies.
•Reviews, approves and recommends to our Board matters pertaining to our financial structure, short and long-term financing in both the public and private markets, and other financial matters of importance.
•Reviews and recommends to our Board matters pertaining to our dividend policy and share repurchases.
•Periodically reviews funding, asset performance and strategies for our pension and other post-retirement benefit plans and delegation of authority policy.

Number of Meetings in 2021
17*
* Inclusive of 9 meetings of the Finance Committee in 2021

Compensation Committee

Members	Roles and Responsibilities
Kelly (Chair) Campbell Holley Langham
•Evaluates the performance of our CEO as it relates to all elements of compensation, as well as the goals and objectives of our senior executives.
•Oversees compensation philosophy and compensation plans and guidelines for our most senior executives
•Approves the annual incentive compensation targets and payouts and grants to our most senior executives under our long-term incentive plan.
•Oversees succession planning for the Company's senior management group.
•Oversees programs, policies and initiatives related to employee relations, engagement and culture, equal employment and equal opportunity, and diversity and inclusion.
•Prepares a report on executive compensation required for inclusion in our annual proxy statement.

Number of Meetings in 2021
7

Nominating and Governance Committee

Members	Roles and Responsibilities
Campbell (Chair) Holley Kelly Langham
•Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.
•Reviews the composition of our Board and its Committees to determine whether it may be appropriate to add or remove individuals.
•Reviews and evaluates directors for re-nomination and re-appointment to Committees.
•Reviews and assesses the adequacy of our Corporate Governance Guidelines and Directors’ Code of Business Conduct and Ethics.
•Reviews and recommends to the Board the form and amount of compensation paid to directors.
•Reviews our ESG and sustainability strategies, initiatives and policies and our Corporate Citizenship Report.

Number of Meetings in 2021
4

Our Board's Oversight Role
Strategic Oversight
Our Board actively oversees the development and execution of our strategies. These strategies encompass both financial and operational strategies, as well as strategies focused on capital allocation, talent development and executive succession, legal, strategic investments, and sustainability (including climate risk). Over the course of the year, management and our Board discuss the development and execution of our strategic plans as well as events that bear upon those plans. Our Board further monitors strategic execution through standing presentations at regular Board and Committee meetings and communications from management in between meetings.
Risk Oversight
The Board oversees our risk management with a focus on the most significant risks we face, including strategic, operational, financial and legal compliance risks. The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include an enterprise risk management program, regular internal management disclosure committee meetings, a code of conduct that applies to all employees, executives and directors, an ethics and compliance program and comprehensive internal audit processes. The Board’s risk oversight role also includes the selection and oversight of the independent auditors. The Board implements its risk oversight function both as a Board and through delegation to Board committees, which meet regularly and report back to the Board. The Board has delegated the oversight of specific risks to Board committees that align with their functional responsibilities.
Our enterprise risk management process helps us identify, prioritize and manage risks that have the potential to present the most significant obstacles to achieving business objectives. Our enterprise-wide risk management (“ERM”) committee, comprised of members of senior management, including our Chief Executive Officers, Chief Financial Officer, Chief Legal Officer, Senior Director of Internal Audit and Chief Compliance Officer, meets regularly to oversee this process and efforts undertaken to identify and manage the most significant risks we face. Our Senior Director of Internal Audit reports annually to our Board on this process.
Our Board, directly or through its Committees, also oversees management of the following risk areas:
•Accounting Risk: The Audit Committee oversees our management of financial, accounting, and internal controls through interaction at each meeting with the Chief Financial Officer, management from our financial, accounting, and auditing functions (as appropriate) and representatives from our independent registered public accounting firm.
•Financial Risk: The Audit Committee oversees our capital and liquidity risks through interaction at each meeting with the Chief Financial Officer and Treasurer.
•Environmental, Social and Governance Risk: The Nominating and Governance Committee oversees risks related to Board organization, membership and structure and other corporate governance matters. The Nominating and Governance Committee also has oversight of our ESG and sustainability strategies, initiatives and policies.

•Talent Risk: The Compensation Committee oversees our succession planning and talent management, including reviewing our programs, policies and initiatives related to employee relations, engagement and culture, equal employment and equal opportunity and diversity and inclusion.
•Legal and Compliance Risk: Our Board, both directly and through the Audit Committee, receives regular updates on various legal and compliance matters, such as developments in litigation, enterprise risks, compliance risks and our compliance program (including allegations of non-compliance). In addition, regular updates to the Audit Committee by our Senior Director of Internal Audit provide insight into our risk assessment and risk management practices, policies and processes.
•Executive Compensation Program Risk: The Compensation Committee considers the extent to which the executive compensation program may create risk for us (see “Risk Considerations in our Compensation Program” below for a more detailed description).
•Cybersecurity Risk: The Audit Committee oversees our cybersecurity program and management of the associated risks. The Audit Committee receives regular updates from our Chief Information Security Officer on cybersecurity matters and the related risk management program.
Risk Considerations in our Compensation Program
In 2021, we conducted a review of the risk profile of our compensation policies and practices. FW Cook, as independent compensation advisor to the Compensation Committee, with the assistance of management, prepared a risk profile assessment of our compensation policies and practices and presented the findings to the Compensation Committee. Based in part on such assessment, the Compensation Committee determined that our executive compensation policies and practices, in conjunction with our existing processes and controls, are not reasonably likely to have a material adverse effect on us.
Environmental, Social and Governance
With approximately 315 branches across the United States and Canada, we are a member of a wide variety of communities, locally, nationally and globally. We seek to operate in each of our communities according to sound social, environmental and people-related practices. We approach our commitment from the framework of responsible value creation, the core tenants of which are:
•Prioritize the safety and well-being of our employees, customers and communities;
•Minimize and continuously seek to reduce environmental impacts associated with our business activities; and
•Align business practices and policies to reflect our responsibilities as a corporate citizen and to support mutually beneficial outcomes across stakeholder groups.
The Board of Directors directly and through the Nominating and Governance Committee and the Compensation Committee oversee our environmental, social and governance (“ESG”) policies, practices and initiatives. We have established the Office of Sustainability to identify our ESG-related risk and opportunities, and manage our ESG goals and initiatives, including the development and tracking of quantifiable metrics, and reporting on our progress toward our goals and initiatives.
In furtherance of our commitment to our communities, we established the following 2030 goals (utilizing 2019 as the base year of measurement):
•Reduce the impact of Scope 1 and Scope 2 GHG emissions intensity by 25%;
•Reduce our non-hazardous waste intensity to landfill by 25%; and
•Improve our safety metrics annually with the goal of 0.49 or less for the Total Reportable Incident Rate.
We understand that transparent disclosure on our ESG commitments and initiatives is important to ensure that we remain committed to our goals and provide transparency on our progress to shareholders. Our annual Corporate Citizenship Report is central to our ESG disclosure. In this Report, we share our ESG goals, disclose our progress toward achieving those goals and document our progress on other important ESG initiatives. In support of our goals and our commitment to responsible management, we align our ESG reporting with the Global Reporting Initiative, while being mindful of the guidelines of the Sustainable Accounting Standards and the Task Force on Climate-Related Financial Disclosures reporting requirements.

Selecting Nominees to the Board
The Nominating and Governance Committee has the responsibility for identifying, evaluating and making recommendations about nominees to the Board. The Nominating and Governance Committee:
•Reviews candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the candidate's ability to commit the necessary time to serving on the Board as well as the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;
•Assesses the performance and independence of current directors in evaluating current directors for re-nomination to the Board; and
•Periodically reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience, independence and any other factors that may be deemed appropriate by the Committee or the Board, including governance, social and economic issues.
Each director nominee standing for election at the Annual Meeting is a current director and was elected at the 2021 annual meeting of stockholders, other than Mr. Sachdev, who was elected to the Board on December 2, 2021, and Mr. Gary and Mr. Miller, who were designated by Mr. Icahn as director nominees pursuant to the Nominating and Standstill Agreement.
Implementation and Assessment of Policies Regarding Director Attributes
The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. Candidates recommended by stockholders are evaluated in the same manner as candidates identified by other means.
The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations to which we are a party, including the Nomination and Standstill Agreement we entered into with Carl C. Icahn, described under “Certain Relationships and Related Person Transactions –– Agreements with Carl C. Icahn.” The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board. Based on this assessment, the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board in light of, among other things, the attributes discussed in the section titled “Policy on Diversity” below.
Board and Committee Evaluation Process
The Board and the Board Committees are committed to using the evaluation process as an important tool for promoting effectiveness and continuous improvement. The Nominating and Governance Committee oversees the self-evaluation process, including the determination of whether the evaluation process will be led by the Chairman of the Board or an independent third party. In 2021, the Board and Committee evaluation process was led by an independent third party in order to bring an outside perspective.
The topics the evaluation process reviews include roles and responsibilities, structure and composition of the Board and Board Committees, corporate governance, Board culture, succession, leadership, risk management and content and qualify of materials. The results of the evaluation process are reviewed and discussed with the Board and each Committee.
Succession Planning
We believe that providing for continuity of leadership at both the Board and at the senior management level is critical to our success and we place a high priority on robust talent development. The Board regularly reviews long-term succession plans for the CEO. With the assistance of the CEO and our Senior Vice President - Chief Human Resources Officer, the Compensation Committee, at least annually, formally reviews the performance of the members of senior management and succession plans for those members, including reviewing the qualifications, experience, development plans and progress of internal CEO and senior management candidates. Further, we provide opportunities for the directors to engage with key talent and employees at various levels.
The Nominating and Governance Committee regularly evaluates the composition of the Board and succession plans. The Committee considers the needs of the Board and the Company in light of the overall composition of the Board with a view of achieving a balance of skills, experience and attributes that would contribute to the Board’s overall effectiveness and oversight of management. In addition, an evaluation of the Board, its effectiveness and its needs is part of the Board’s annual self-evaluation process.
Board Diversity
The Corporate Governance Guidelines and the Nominating and Governance Committee charter identify a number of factors, including diversity, that the Nominating and Governance Committee will consider when evaluating directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender. We believe that our Board's current diverse mix ensures a strong, engaged set of directors who are empowered to oversee and strategically advise management.

A diverse Board with 35% of our non-employee director nominees self-identifying as women or people of color

22% Women	13% People of Color[1]	63 Median Age
(1) One director chose not to disclose race or ethnicity.

Policy on Simultaneous Service on Boards
We value the experience directors bring from other boards on which they serve, but recognize that those boards may also present demands on a director’s time and availability. Accordingly, our Corporate Governance Guidelines limit a director's service on other public company boards as follows:
•Our CEO may not serve on more than one other board of directors of a public company; and
•Directors may not serve on more than five boards of directors of public companies, inclusive of our Board.
Directors are required to inform the Nominating and Governance Committee when they join another board so the Committee may consider whether the director's new commitment presents a conflict, gives rise to other legal issues, or otherwise negatively affects the interests of the Company. The Chairman of the Board and the Chair of the Nominating and Governance Committee may waive this policy if it is determined that simultaneous service on such additional board of directors will not present undue demands on a director’s time and availability for service on our Board.

Director Resignation
The Board generally will not nominate a non-management director for election at an annual meeting if that person has reached age 75.
In accordance with our By‑Laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for election or re-election and the Board accepts the resignation. In the event of a contested director election, a plurality voting standard will apply.
Board Meetings and Annual Meeting Attendance
Our Board met seven times in 2021. In 2021, each director nominee attended over 94% of the meetings of the Board and Committees on which he or she served during the applicable period of service. Director attendance at annual meetings of stockholders is encouraged. Each director nominee then in office attended the 2021 annual meeting of stockholders.
Director Stock Ownership Guidelines
Our independent directors are required to meet certain stock ownership guidelines. We believe this further aligns directors’ interests with those of our stockholders. Under these guidelines, the independent directors are expected to acquire and hold a number of shares of our common stock equivalent to five times their base annual cash retainer, currently $400,000. Directors must retain at least 50% of net, after tax shares received upon the vesting of their equity awards until they achieve compliance with the stock ownership guidelines.
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that establish a common set of expectations to assist the Board and Committees in performing their duties. The Corporate Governance Guidelines includes policies regarding director independence, the retirement age of directors, simultaneous service on other boards and committees of others boards, continuing education of directors and substantial changes relating to a director’s affiliation, position of principal employment or other board membership. Among other things, the Corporate Governance Guidelines establish responsibilities for meeting preparation and participation, and the evaluation of our financial performance and strategic planning.
Code of Ethics
We have adopted a written Code of Ethics, which requires all employees, officers and directors to avoid conflicts of interests, and a written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code”) applicable to the Board. Our Code of Ethics and our Directors’ Code are available under the Investor Relations section of our website at http://ir.hercrentals.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.
Stockholder Communications with the Board
Stockholders and other interested parties who wish to contact any of our directors or any group of directors may send written correspondence to: Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.
Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary. Depending upon the nature of the communication and to whom it is directed, the Corporate Secretary will: (a) forward the communication, either in summary form or a copy of the communication, to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

PROPOSAL 2: Advisory Vote To Approve Executive Compensation
We are offering you a non-binding, advisory vote to approve the compensation of our named executive officers (“NEOs”).
As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to:
•Properly incentivize our NEOs to accomplish our short- and long-term objectives;
•Be in line with similar pay practices and overall compensation levels at other, similarly-situated companies;
•Reward our NEOs for overall Company performance and their individual performance; and
•Attract and retain our NEOs.
Accordingly, you may cast an advisory vote on the following resolution at the 2022 annual meeting:
“RESOLVED, that the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”
Effect of Proposal
The effect of this vote is advisory only and non-binding. The Board and Compensation Committee will consider the results of the vote in making future decisions regarding our NEOs’ compensation. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions.

The Board recommends a vote FOR approval, by a non-binding
advisory vote, of the named executive officers’ compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
The Compensation Committee believes our compensation philosophy and executive compensation program should align with our business strategy and objectives and our business purpose. We believe that our pay-for-performance driven executive compensation program links our executive officer compensation with delivering results that support our business strategy and objectives.
Our named executive officers (“NEOs”) for 2021 are:
•Lawrence H. Silber, our Chief Executive Officer (“CEO”) and President;
•Mark H. Irion, our Chief Financial Officer (“CFO”);
•Aaron D. Birnbaum, our Chief Operating Officer (“COO”);
•Tamir Peres, our Chief Information Officer; and
•Christian J. Cunningham, our Chief Human Resources Officer.
Executive Summary
Herc continued to deliver strong financial and operational results in 2021. Despite the economic uncertainty created by 2020, we began 2021 optimistic that the equipment rental market would return to a more normalized environment. Through our focus on outstanding operational execution and execution of our strategic initiatives, we were able to deliver a record year for our stockholders. In addition, in September 2021, we announced a new capital allocation plan as well as new strategic initiatives to accelerate our rate of growth in both rental revenue and in adjusted EBITDA.
In establishing the 2021 executive compensation plan, the Compensation Committee adopted goals to focus and incentivize management to recover from the challenges of 2020 and to continue to deliver growth and create stockholder value. In particular, the Compensation Committee adopted rental earnings before interest, taxes, depreciation and amortization margin (“REBITDA Margin”) as a second metric for our performance share unit awards (“PSUs”). REBITDA Margin is a key metric used by management to evaluate our core business. Our PSU metrics are now average return on invested capital (“Average ROIC”), weighted 60%, and REBITDA Margin, weighted 40%. To further incentivize management's focus on recovery and achieving profitable growth, the Compensation Committee established a maximum performance goal of 400% for REBITDA Margin for the 2021 to 2023 performance period. The Compensation Committee has reduced the maximum REBITDA Margin performance goal to 200% for future performance periods.
In 2021, we delivered record adjusted EBITDA, equipment rental revenue growth and return on revenue earning equipment as well as strong free cash flow. Based on this performance, the Compensation Committee certified achievement of 159.2% financial performance score and a total Executive Incentive Compensation Plan (“EICP”) payout of 179.2% of target.
In 2019, the Compensation Committee granted PSUs for the 2019 to 2021 performance period (the “2019 PSUs”). The 2019 PSUs were significantly impacted by the economic crisis in 2020. However, the Compensation Committee determined not to exercise discretion to reflect the impact of the economic crisis. Due to our strong performance in 2021, the Compensation Committee certified actual performance of 94% for the 2019 to 2021 performance period.

Executive Compensation Practices
The Compensation Committee has developed our compensation philosophy and our executive compensation program to closely align with our business purpose, including our commitment to stockholder value creation, which is articulated in our Vision, Mission and Values:

OUR VISION
We aspire to be the supplier, employer and investment of choice in our industry
VISION
Think Safety!
The Perfect Day
VALUES
OUR VALUES
We do what's right.
We're in this together.
We take responsibility.
We achieve results.
We prove ourselves every day.
MISSION
OUR MISSION
To ensure that end users of our equipment and services achieve optimal performance safely, efficiently and effectively

We believe our compensation structure for executives demonstrates our strong commitment to linking compensation to Company performance, strategy and business purpose. The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophy and objectives and is aligned with our business purpose, including the creation of stockholder value. In 2021, stockholders overwhelmingly approved our advisory executive compensation proposal with approximately 96% of the votes cast in favor. In light of stockholders’ support, our 2021 executive compensation program remained largely unchanged from 2020, other than the addition of REBITDA Margin as an additional metric for our PSUs.
The Compensation Committee believes that as we continue to advance our long-term strategy, it is important to have compensation programs aligned with our strategy that can be clearly understood and fully transparent to the participants and stockholders. We believe our executive compensation program continues to align well with market practices within our compensation peer group and provides a strong link between performance achieved and compensation delivered.

As illustrated in the charts below, the mix of total target compensation granted in 2021 to our NEOs was heavily weighted towards performance-based and long-term incentive compensation, with long-term incentive awards making up 43.9% of total target compensation for our NEOs in aggregate.
Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
✓	Significant percentage of target total compensation is performance based
✓	Long-term objectives designed to be aligned with the creation of stockholder value
✓	Market comparison of executive compensation against an industry and size appropriate peer group
✓	Use of an independent compensation consultant reporting directly to the Compensation Committee
✓	Double-trigger vesting for equity awards in the event of a change in control
✓	Stock ownership guidelines
✓	Clawback policy
✓	Annual say-on-pay vote

✗	We do not have tax gross-ups
✗	We do not have excessive severance benefits
✗	We do not pay dividends on unearned or unvested awards
✗	We do not grant equity awards to take advantage of information that may enhance their value to recipients
✗	We do not allow repricing of underwater stock options without stockholder approval
✗	We do not allow hedging, short sales or pledging of our securities
Executive Compensation Program – Decision-Making Process
Compensation Philosophy and the Role of the Compensation Committee
The Compensation Committee reviews and establishes the executive compensation program for our senior executives, including the NEOs. The Compensation Committee is committed to creating incentives for our senior executives that reward them for the Company’s, as well as their individual, performance. The executive compensation philosophy is based on guiding principles:
•The compensation program should be aligned with our financial performance: The Compensation Committee believes that creating goals that are aligned with our financial performance will focus executives on the long-term interests of our stockholders.
•The compensation design should be simple, transparent and clearly articulated to participants and our stockholders: The Compensation Committee believes that our executive compensation program should be clear (i) to participants in order to motivate achievement of business goals that we believe support the long-term success of the Company and (ii) to our stockholders who can assess whether the program supports our long-term performance.
•The compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to our stockholders and the Compensation Committee believes that a compensation program that rewards annual and multi-year results provides a framework for superior long-term performance.
•The compensation program should be competitive and market-based to attract and retain senior executives: The Compensation Committee believes our executive compensation program should provide compensation at a level and using a combination of incentives that will allow us to attract, retain and reward talented individuals at every position.
•The compensation program should responsibly balance incentives with prudent risk management: The Compensation Committee believes that responsible use of different types of incentives with appropriate goals and caps will create and foster a culture of growth that is sustainable and appropriate for us.
Role of the Compensation Consultant
In 2021, Meridian provided executive compensation consulting services to the Compensation Committee from January to August and FW Cook provided executive compensation consulting services beginning in August. The compensation consultants are retained by and report directly to the Compensation Committee. FW Cook and Meridian are prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee assessed FW Cook's and Meridian’s independence and concluded that both of the compensation consultants' work for the Compensation Committee does not raise any conflict of interest.
Role of the CEO
Our CEO provides input to the Compensation Committee on topics related to business and executive officer performance. As part of this process, our CEO reviews and makes observations regarding performance and provides additional data and detail for the Compensation Committee to consider regarding the overall compensation program and with respect to executive compensation decisions. While our CEO provides a perspective on Company performance as well as the performance of our other senior executives, the Compensation Committee makes final determinations regarding compensation.
Competitive Market Review
A key objective of our executive compensation program is to provide competitive and market-based compensation to attract and retain executive officers. For 2021, the Compensation Committee considered market pay practices when setting executive compensation to assess the overall competitiveness and reasonableness of our executive compensation program. The Committee, however, did not target the specific compensation elements or total compensation against the market data. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of a number of factors, including Company and individual performance, the executive’s experience, including number of years in the role, the scope of the role, criticality of the role to the Company, internal equity, peer compensation levels and compensation received from prior employers.
The Compensation Committee believes that our peer group should reflect the markets in which we compete for business and executive talent. Accordingly, our peer group includes equipment rental and leasing companies and distributors whose primary market is North America and whose revenue ranges from approximately $590 million to $9.2 billion. The median revenue, market capitalization and total assets of this peer group was $2.0 billion, $4.0 billion and $3.7 billion, respectively. The peer group used for evaluating 2021 compensation decisions consisted of the companies below, which is the same peer group that was used for evaluating 2020 compensation decisions.

Aggreko plc	H&E Equipment Services	Triton International Ltd.
Applied Industrial Tech Inc.	KAR Auction Services Inc.	United Rentals, Inc.
Ashtead Group plc	McGrath Rentcorp	Watsco Inc.
Beacon Roofing Supply, Inc.	NOW Inc.	WillScot Mobile Mini Holdings Corp.
Fastenal Company	Pool Corp.
GATX Corp.	Ritchie Bros Auctioneers Inc.

Elements of Executive Compensation Program
Principal Elements of the 2021 Executive Compensation Program

Element	Type	How and Why We Pay It
Salary	Fixed Cash	•Paid throughout the year to attract and retain senior executives •Sets the baseline for bonus and certain retirement programs
Annual Cash Bonus	Performance-Based Cash
•Paid annually in cash to reward achievement of goals

•Designed to align senior executives’ interests with our stockholders’ interests, reinforce key strategic initiatives and encourage superior individual performance

Long-Term Equity	PSUs RSUs	•Granted annually •Designed to align senior executives’ interests with stockholders’ interests and drive key performance goals
We place a significant emphasis on performance-based compensation (short- and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our strategic goals, in accordance with our compensation philosophy. In 2021, the CEO's target compensation was comprised of 78.9% at risk compensation and the average of all other NEO's target compensation was comprised of 66.4% at risk compensation.
We also based a significant portion of each NEO's target compensation on Company stock to further align our executives with stockholders. In 2021, 57.8% of the CEO's target compensation was equity based and an average of 40.4% of all other NEO's target compensation was equity based. If the share price decreases, so will the value of the equity award realized compared to the original grant value. When the stock price increases, the stockholder is rewarded, and the value of the long-term grant reflects the higher stock price.
Annual Cash Compensation
Salary
The Compensation Committee establishes NEO salaries and determines any NEO salary increases after reviewing individual performance, conducting internal compensation comparisons and reviewing competitive compensation information. It also takes into account other factors such as an individual’s experience, number of years in the role, total mix and scope of job responsibilities versus market comparables, internal equity and time elapsed since last increase. In 2021, the Compensation Committee approved salary increases for all NEOs based on their performance and comparison of market data of similar roles within the Company's peer group.

	2021 Salary	2020 Salary	Increase
Name	($)	($)	(%)
Mr. Silber	950,000	925,000	2.7
Mr. Irion	500,000	475,000	5.3
Mr. Birnbaum	475,000	450,000	5.6
Mr. Peres	440,000	430,000	2.3
Mr. Cunningham	450,000	420,000	7.1

2021 Annual Cash Incentive Award Program
Our annual cash incentive award program is designed to motivate and reward executive officers for achieving short-term performance objectives. The EICP provides participants, including the NEOs, with annual cash incentive award opportunities for the achievement of pre-established performance goals that were designed by the Compensation Committee to support long-term stockholder value creation. Individual EICP payouts are calculated as follows:

Base Salary	X	Target Percentage	X	Company Performance Score	X	Individual Performance Score	=	EICP Award
The EICP provides target payout opportunities that are expressed as a percentage of a participant’s base salary, with potential payouts ranging from 0% to 200% of target.
Target Percentage
The Compensation Committee generally considers the experience, responsibilities, internal pay equity, competitive market data and historical performance of each NEO when determining target awards. For 2021, the Compensation Committee approved changes in bonus targets for Messrs. Irion and Birnbaum based on their performance and market data comparisons of similar roles in the peer group companies.

	Target Award as a % of 2021 Salary	Target Award
Named Executive Officer	(%)	($)
Mr. Silber	100	950,000
Mr. Irion(1)	80	400,000
Mr. Birnbaum(1)	80	380,000
Mr. Peres	75	330,000
Mr. Cunningham	75	337,500
(1)     Mr. Irion and Mr. Birnbaum's 2020 target award as a percent of salary was 75%.

Company Performance Score
The Company Performance Score is a combination of financial metrics and management business objectives (“MBOs”) selected by the Compensation Committee. For 2021, the financial metrics represent 80% of the target award and the MBOs represent 20% of the target award.
Financial Metrics
The financial metrics are broadly aligned with key elements of our annual business plan. Development of our annual business plan is a robust process that is reviewed and approved by the Board of Directors. The Compensation Committee selected the financial metrics as they are viewed as core drivers of our performance and long-term stockholder value creation.
In February 2021, the Committee established the following financial metrics and weightings:

	Adjusted EBITDA(1) (in millions)	Return on Revenue Earning Equipment(1)	Equipment Rental Revenue Growth	Free Cash Flow (in millions)
Threshold(2)	$698.2	17.7%	4.9%	$180.5
Target	$750.8	18.7%	8.1%	$200.6
Maximum(3)	$803.4	19.7%	10.5%	$220.7
Weighting	50%	30%	10%	10%
(1)    Adjusted EBITDA and Return on Revenue Earning Equipment are non-GAAP financial measures. Refer to Appendix A for a reconciliation to the most directly comparable GAAP measures.

(2)    Any performance results that are below the threshold receive a 0% multiplier. Linear interpolation is used to determine level of achievement for results that are between the threshold and target performance levels.
(3)    Performance results that equal or exceed the maximum performance level are capped at the 200% payout.

Management Business Objectives
The MBOs are strategic objectives selected by the Compensation Committee that are aligned with our business purpose and are considered important to our long-term financial and operational performance and the health and safety of our employees. The MBOs selected by the Compensation Committee for 2021 were: (i) Safety—targets to exceed prior-year performance and industry average; (ii) Finance—efficiencies and governance; (iii) ESG—improve external reporting and establish foundation for long-term improvement; (iv) Information Technology—modernization and transformation of our information technology systems; and (v) People and Culture—reduce turnover, increase internal promotions rate, and increase engagement.
The Compensation Committee did not assign relative weights to the individual MBO factors and considers the aggregate performance in determining the level of achievement. The Compensation Committee has the discretion to remove an MBO in assessing performance. The Compensation Committee did not exercise such discretion for 2021.
Actual Company Performance vs. Target Goals
The table below shows our actual performance compared to the targets pre-established by the Compensation Committee:

($ in millions)	Target	Actual	Performance a % of Target(1)		Weighted Score
Adjusted EBITDA	$750.8	$894.7	200.0%	〉	159.2%
Return on Revenue Earning Equipment	18.7%	23.2%	200.0%
Equipment Rental Revenue Growth	8.1%	23.8%	200.0%
Free Cash Flow	$200.6	$213.7	190.4%
(1) Performance is capped at 200%
	Target		Performance as % of Target		Weighted Score
MBOs	(1) Safety; (2) Finance; (3) ESG; (4) Information Technology; and (5) People and Culture		100.0%	〉	20.0%
Company Performance Score					179.2%
Individual Performance Score
In determining each NEO's EICP award, the Compensation Committee considers individual performance for the year. The NEO's individual performance score may range from 0-150% (the “Individual Performance Score”). In evaluating the appropriate Individual Performance Score, the Compensation Committee considered various qualitative factors, such as the NEO’s:
•performance in his or her principal area of responsibility;
•degree of success in leading the Company to meet its strategic objectives; and
•championing of the values and competencies that are important to our success.
The Compensation Committee did not assign relative weights to any individual factors. Based on its assessment of individual performance and taking into account the recommendations of the CEO for each of the other NEOs, the Compensation Committee approved Individual Performance Scores of 111% for each NEO to reflect the significant team-based efforts of each NEO to achieving record results, resulting in an overall EICP payout of 198.9%.

Long‑Term Equity Incentives
Long-term equity incentive compensation comprises a significant portion of the total compensation paid to our senior executives and is deemed by the Compensation Committee to be critical to aligning our NEO’s compensation with our business purpose, including long-term stockholder value creation. Consistent with our compensation philosophy, our equity incentive program is more heavily weighted toward performance based awards. PSUs comprise 60% of the annual equity award and restricted stock units (“RSUs”) comprise 40% of the award.
Summary of 2021 Annual Award Structure
In February 2021, the Compensation Committee awarded long-term equity incentive compensation under the Herc Holdings Inc. 2018 Omnibus Incentive Plan (as amended to date, the “2018 Omnibus Plan”). The Compensation Committee has the flexibility to make equity awards based on our common stock, including time- and performance-based awards of RSUs, PSUs, stock options, stock appreciation rights, restricted stock and deferred stock units.
In determining the target value of the awards, the Compensation Committee considered the competitive pay practices at companies within the peer group and individual performance. For PSUs, the target vesting level was designed to be achievable with significant effort and strong Company performance, while vesting at the maximum level was designed to be difficult to achieve.
For 2021, the Committee selected Average ROIC and REBITDA Margin as the two performance measures for PSUs because they are important metrics used to analyze investment decisions and measure profitability. Average ROIC represents 60% of the PSU award and REBITDA Margin represents 40% of the PSU award. The Committee established a maximum payout potential of 200% for the Average ROIC and 400% for REBITDA Margin, for an aggregate maximum payout potential of 280%. The Committee increased the maximum payout for REBITDA Margin to 400% to focus management on profitable growth following the 2020 economic crisis. The Committee intends to cap the maximum payout for REBITDA Margin at 200% in future awards.
PSUs will vest at the end of the three-year performance period and the NEO will earn a number of shares based upon achievement of the Average ROIC and REBITDA margin during the performance period. RSUs vest ratably over a three-year period following the grant date.
Unvested shares of RSUs and PSUs receive dividend equivalents, which are subject to the same terms as the RSUs and PSUs and will be forfeited if the underlying award does not vest. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to our stockholders.
For more information about the 2021 PSU and RSU awards, see the “2021 Grants of Plan-Based Awards” table below.
2019 PSUs
The Compensation Committee established Average ROIC as the performance metric for the 2019-2021 PSUs, which the Committee believes aligns our performance with the equipment rental industry.

3-Year Average ROIC(1)
	ROIC	as a % of Target	Payout Percentage
Threshold	7.2%	74%	50%
Target	9.7%	100%	100%
Maximum	11.9%	123%	200%
Actual Performance	9.4%	96.9%	94.0%
(1)    Average ROIC is a financial performance measure. Refer to Appendix A for a calculation of Average ROIC for the performance period.

The following table shows the target PSUs granted and PSUs earned.

Named Executive Officer	Target Granted PSUs (#)	2019–2021 PSUs Earned (#)
Mr. Silber	41,177	38,706
Mr. Irion	13,726	12,902
Mr. Birnbaum	5,148	4,839
Mr. Peres	6,863	6,451
Mr. Cunningham	7,721	7,258

Other Compensation Elements
Retirement Programs
We maintain a qualified defined contribution plan in which our NEOs are eligible to participate on the same basis as other eligible employees. In addition, we maintain non-qualified retirement plans. As of December 31, 2021, certain of our NEOs participated in Herc Rentals Supplemental Income Savings Plan (the “Supplemental Plan”), a non-qualified deferred compensation plan and none of our NEOs participated in any defined benefit plan.
Perquisite Policy
We provide perquisites and other personal benefits to our senior management that the Compensation Committee believes are reasonable and consistent with our overall compensation program. In 2021, these perquisites consisted of (i) a Company-provided vehicle, (ii) tax and financial planning with a value of up to $7,500 annually and (iii) executive medical benefits providing for a comprehensive physical examination and related services with value of up to $6,000 annually.
We use leased corporate aircraft for the purpose of encouraging and facilitating business travel by our CEO, other senior executives authorized by our CEO, and directors, generally for travel in the United States and, less frequently, Canada. In addition, the Compensation Committee has authorized our CEO to use our leased corporate aircraft for personal air travel, up to a maximum annual value of $100,000. In 2021, the COO was authorized to use the leased corporate aircraft for a personal trip. The Compensation Committee periodically reviews our perquisite policies.
Severance and Change in Control Policy
We maintain a severance and change in control policy (the “Severance Policy”) for our senior executives. In adopting the Severance Policy, it was the intention of the Compensation Committee to provide senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by peer companies. The Severance Policy and the treatment of equity awards upon a termination of employment or a change in control are described below under “Potential Payments Upon a Termination or a Change in Control.”
Policies and Practices for Recovering Bonuses in the Event of a Restatement
We maintain a clawback policy to promote responsible risk management and to help ensure that the incentives of management are aligned with those of our stockholders. The clawback policy applies to all of our employees who are at the director level and above, including the NEOs, and covers:
•All annual incentives;
•Long-term incentives;
•Equity-based awards; and
•Other performance-based compensation arrangements.
The policy provides that a repayment obligation is triggered if the Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of our financial statements within three years of the issuance of such financial statements. In addition, our equity award agreements include clawback provisions.

Stock Ownership Guidelines and Hedging Policy
Stock Ownership Guidelines
We have established stock ownership guidelines for senior executives and non-employee directors. The guidelines require the following target ownership levels:
•Equity equal to six times base salary for our CEO;
•Equity equal to three times base salary for our CFO and senior vice presidents;
•Equity equal to two times base salary for our other Section 16 officers; and
•Equity equal to five times the annual cash retainer for non-employee directors.
Senior executives and non-employee directors are required to retain at least 50% of net, after tax shares acquired upon the vesting of their equity awards until they achieve compliance with the stock ownership guidelines. The value of unvested RSUs are counted toward the target ownership level even if the service requirement has not been met. Non-employee directors are permitted to count towards the target ownership levels the value of phantom shares. Unvested PSUs do not count toward achieving compliance with the stock ownership guidelines. Each NEO and non-employee director is in compliance with the stock ownership guidelines.
Pledging and Hedging Policy
We prohibit employees and directors from entering into any type of arrangement, contract or transaction that has the effect of hedging the value of our common stock. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are also prohibited from pledging our common stock and other employees are strongly discouraged from doing so.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

THE COMPENSATION COMMITTEE
Michael A. Kelly (Chair)
Patrick D. Campbell
Jean K. Holley
Andrew N. Langham

EXECUTIVE COMPENSATION
2021 SUMMARY COMPENSATION TABLE

		Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Lawrence H. Silber	2021	946,635	2,600,058	1,889,664	—	193,935	5,630,292
Chief Executive Officer	2020	960,577	2,400,049	915,750	—	181,346	4,457,722
	2019	908,173	2,400,060	692,825	—	182,209	4,183,267
Mark H. Irion	2021	496,635	800,093	795,648	—	45,465	2,137,841
Chief Financial Officer	2020	488,942	800,042	352,688	—	35,834	1,677,506
	2019	450,000	800,047	278,066	—	35,880	1,563,993
Aaron D. Birnbaum	2021	471,635	600,088	755,866	—	216,410	2,043,999
Chief Operating Officer	2020	461,543	600,041	334,125	47,800	125,932	1,569,441
Tamir Peres	2021	438,654	450,029	656,410	—	50,199	1,595,292
Chief Information Officer	2020	446,538	800,042	319,275	—	69,952	1,635,807
	2019	426,538	400,044	289,863	—	42,809	1,159,254
Christian J. Cunningham	2021	445,962	450,029	671,328	—	55,261	1,622,580
Chief Human Resources Officer	2020	436,154	450,011	311,850	—	50,226	1,248,241
	2019	416,539	450,024	271,325	—	37,268	1,175,156
(1)    The amounts reported in this column represent the grant date fair value of RSUs and PSUs granted in the applicable year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The amounts included in 2021 for the PSUs are calculated based on the closing stock price and the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2021 PSUs, calculated as 280% of target, the maximum value of these awards at the grant date would be as follows: Mr. Silber—$4,368,140; Mr. Irion—$1,344,157; Mr. Birnbaum—$1,008,064; Mr. Peres—$756,048; and Mr. Cunningham—$756,048. See Note 14 to the Audited Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating these amounts.
(2)    The amounts reported for 2021 represent the NEOs’ 2021 EICP awards.
(3) Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value of benefits accrued during 2021 decreased due to an increase in the discount rate. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 13 to the Audited Financial Statements for relevant assumptions used in calculating these amounts.
(4)    Represents the following for 2021:

Name	Personal Use of Car ($)(a)	Company 401(k) Matching Contribution and Deferred Compensation Contributions ($)	Personal Aircraft Usage ($)(b)	Relocation ($)(c)	Tax Assistance ($)(d)	Other ($)(e)	Total Perquisites and Other Compensation ($)
Mr. Silber	20,902	74,495	66,510	—	—	32,028	193,935
Mr. Irion	9,750	11,600	N/A	—	—	24,115	45,465
Mr. Birnbaum	10,750	32,230	22,901	80,233	52,056	18,240	216,410
Mr. Peres	5,850	27,162	N/A	—	—	17,187	50,199
Mr. Cunningham	15,250	30,313	N/A	—	—	9,698	55,261
(a)    This amount reflects the annual lease value and fuel reimbursement for company-provided cars.

(b)    The CEO is eligible for personal use of the leased corporate aircraft. In 2021, the COO was authorized to use the leased corporate aircraft for a personal trip. Occasionally, a spouse or other guest may be a passenger on the corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company, and as a result, no amount is included in this column for those flights.
(c)    Amount represents the costs to the Company for relocation assistance.
(d)     Amount represents tax assistance related to relocation.
(e)    Amount represents dividend equivalents paid on RSUs and PSUs upon vesting, executive medical benefits, life insurance premiums and tax and financial planning.
2021 GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the NEOs during 2021. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Lawrence H. Silber
EICP(2)	—	475,000	950,000	1,900,000	—	—	—	—	—	—	—
RSUs(3)	02/15/21	—	—	—	—	—	—	13,889	—	—	1,040,008
PSUs(4)	02/15/21	—	—	—	10,417	20,834	58,335	—	—	—	1,560,050
Mark H. Irion
EICP(2)	—	200,000	400,000	800,000	—	—	—	—	—	—	—
RSUs(3)	02/15/21	—	—	—	—	—	—	4,274	—	—	320,037
PSUs(4)	02/15/21	—	—	—	3,206	6,411	17,951	—	—	—	480,056
Aaron D. Birnbaum
EICP(2)	—	190,000	380,000	760,000	—	—	—	—	—	—	—
RSUs(3)	02/15/21	—	—	—	—	—	—	3,206	—	—	240,065
PSUs(4)	02/15/21	—	—	—	2,404	4,808	13,462	—	—	—	360,023
Tamir Peres
EICP(2)	—	165,000	330,000	660,000	—	—	—	—	—	—	—
RSUs(3)	02/15/21	—	—	—	—	—	—	2,404	—	—	180,012
PSUs(4)	02/15/21	—	—	—	1,803	3,606	10,097	—	—	—	270,017
Christian J. Cunningham
EICP(2)	—	168,750	337,500	675,000	—	—	—	—	—	—	—
RSUs(3)	02/15/21	—	—	—	—	—	—	2,404	—	—	180,012
PSUs(4)	02/15/21	—	—	—	1,803	3,606	10,097	—	—	—	270,017
(1)    The amounts reported represent the grant date fair value associated with the 2021 grants of RSUs and PSUs, as computed in accordance with FASB ASC Topic 718. In the case of the PSUs, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 14 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.
(2)    These amounts represent threshold, target and maximum cash award levels for the EICP award. The amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(3)    Represents RSU awards granted under the 2018 Omnibus Plan. RSUs generally vest in one-third annual installments on each anniversary of the grant date, subject to continued employment through the applicable vesting date.
(4)    Represents the threshold, target and maximum PSUs granted under the 2018 Omnibus Plan. The PSUs generally vest upon the completion of a three-year performance period. The receipt of the shares subject to the award is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment. Please see the Compensation Discussion and Analysis for further information regarding the 2021 PSU awards.

2021 OUTSTANDING EQUITY AWARDS AT YEAR-END

		Option Awards					Stock Awards
	Grant date	Number of securities underlying unexercised options Exercisable		Number of securities underlying unexercised options Unexercisable		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (1)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1)
Name		(#)		(#)		($)		(#)	($)		(#)		($)
Lawrence H.	06/01/2015	26,714	(2)	—		58.76	06/01/2025	—	—		—		—
Silber	02/26/2019	—		—		—	—	41,177	6,446,259	(3)	—		—
	02/25/2020	—		—		—	—	—	—		43,739	(3)	6,847,340
	02/15/2021	—		—		—	—	—	—		20,834	(3)	3,261,563
	02/26/2019	—		—		—	—	6,001	939,457	(4)	—		—
	02/25/2020	—		—		—	—	12,498	1,956,562	(4)	—		—
	02/15/2021	—		—		—	—	13,889	2,174,323	(4)	—		—
Mark H. Irion	02/26/2019	—		—		—	—	13,726	2,148,805	(3)	—		—
	02/25/2020	—		—		—	—	—	—		14,580	(3)	2,282,499
	02/15/2021	—		—		—	—	—	—		6,411	(3)	1,003,642
	02/26/2019	—		—		—	—	2,001	313,257		—		—
	02/25/2020	—		—		—	—	4,167	652,344		—		—
	02/15/2021	—		—		—	—	4,274	669,095		—		—
Aaron D.	02/17/2015	1,278	(2)	—		70.14	02/17/2025	—	—		—		—
Birnbaum	08/18/2016	6,141	(2)	—		33.19	08/18/2023	—	—		—		—
	02/26/2019	—		—		—	—	5,148	805,919	(3)	—		—
	02/25/2020	—		—		—	—	—	—		10,935	(3)	1,711,874
	02/15/2021	—		—		—	—	—	—		4,808	(3)	752,692
	02/26/2019	—		—		—	—	751	117,569	(4)	—		—
	02/25/2020	—		—		—	—	3,125	489,219	(4)	—		—
	02/15/2021	—		—		—	—	3,206	501,899	(4)	—		—
Tamir Peres	02/26/2019	—		—		—	—	6,863	1,074,403	(3)	—		—
	02/25/2020	—		—		—	—	—	—		7,290	(3)	1,141,250
	02/25/2020	—		—		—	—	—	—		10,414	(3)	1,630,312
	02/15/2021	—		—		—	—	—	—		3,606	(3)	564,519
	02/26/2019	—		—		—	—	1,001	156,707	(4)	—		—
	02/25/2020	—		—		—	—	2,084	326,250	(4)	—		—
	02/15/2021	—		—		—	—	2,404	376,346	(4)	—		—
Christian J.	02/17/2015	6,607	(2)	—	—	70.14	02/17/2025	—	—		—		—
Cunningham	08/18/2016	17,895	(2)	—	—	33.19	08/18/2023	—	—		—		—
	02/26/2019	—		—		—	—	7,721	1,208,723	(3)	—		—
	02/25/2020	—		—		—	—	—	—		8,201	(3)	1,283,867
	02/15/2021	—		—		—	—	—	—		3,606	(3)	564,519
	02/26/2019	—		—		—	—	1,126	176,275	(4)	—		—
	02/25/2020	—		—		—	—	2,344	366,953	(4)	—		—
	02/15/2021	—		—		—	—	2,404	376,346	(4)	—		—
(1)    These values are based on the closing market price of our common stock on December 31, 2021 of $156.55.
(2)    These options are fully vested.

(3)    Represents PSUs that are scheduled to vest based on achievement of performance goals established by the Compensation Committee for the applicable 3-year performance period. The amounts reported in this column are based on achieving target vesting levels.
(4)    Represents RSUs, which vest in one-third installments on each anniversary of the grant date, subject to continued employment through the applicable vesting date.

2021 OPTION EXERCISES AND STOCK VESTED
The following table sets forth the details of stock awards that vested and stock options exercised in 2021.

	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Name	(#)	($)	(#)	($)
Lawrence H. Silber	—	—	49,178	4,480,138
Mark H. Irion	—	—	23,386	2,549,322
Aaron D. Birnbaum	629	24,059	6,869	613,455
Tamir Peres	—	—	6,591	588,933
Christian J. Cunningham	—	—	8,599	769,122

2021 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table sets forth the details of a nonqualified deferred compensation plan in which certain of our NEOs participated during 2021.

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE
Name	($)	($)	($)	($)	($)(1)
Lawrence H. Silber	78,619	62,895	144,587	—	1,035,994
Mark H. Irion	—	—	—	—	—
Aaron D. Birnbaum	41,261	20,630	20,379	—	236,564
Tamir Peres	19,452	15,561	5	—	117,866
Christian J. Cunningham	23,390	18,713	23,683	—	211,383
(1)    Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation: Mr. Silber—$261,551; Mr. Birnbaum—$13,806; Mr. Peres—$36,830; and Mr. Cunningham—$50,403.
We offer our employees, including the NEOs, participation in a defined contribution plan. Under our qualified 401(k) savings plan (the “401(k) Plan”) participants are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Internal Revenue Code on compensation that may be taken into account.
We also maintain the Supplemental Plan. The Supplemental Plan allows eligible employees, including the NEOs, to defer part of their compensation. The Supplemental Plan is a deferred compensation plan that provides benefits that cannot be provided in the 401(k) Plan due to Internal Revenue Code limitations on compensation. For any deferral elections, we match an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that cannot be taken into account under the 401(k) Plan) and (ii) 50% of employee contributions (up to the next 2% of compensation that cannot be taken into account under the 401(k) Plan). The match under the Supplemental Plan is in addition to the match under the 401(k) Plan. The total match that any participant may receive under the 401(k) Plan and the Supplemental Plan (other than with respect to transition credits) may not exceed the maximum 4% match. Accounts under the Supplemental Plan may be invested in a variety of mutual funds and are distributed upon a separation from service.

2021 PENSION PLAN TABLE
The following table sets forth for Mr. Birnbaum, the only NEO who participates in a pension plan, the plans in which he participated in 2021, the number of years of credit services in each plan at December 31, 2021, the present value of the accumulated benefit in each plan at December 31, 2021, and the payments, if any, received from such plan during 2021:

Name	Pension Plan	Number of years credited service(1) (#)	Present value of accumulated benefit(2) ($)	Payments during last fiscal year ($)
Aaron D. Birnbaum	Herc Rentals Qualified Pension Plan	26	392,400	—
Aaron D. Birnbaum	Herc Rentals Non-Qualified Pension Plan	19	22,200	—
(1) Mr. Birnbaum's actual years of service on December 31, 2021 is 33.
(2) The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

Discount Rate Qualified Plan	2.7%
Discount Rate Non-Qualified Plan	2.9%
Retirement Age	65 or current age if older (earliest unreduced retirement age)
Pre-retirement Decrements	None assumed

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Severance Policy
We maintain a Change in Control Severance Agreement (the “Severance Agreement”) that provides, upon a change in control and a qualifying termination of employment (a “double trigger” provision), the CEO with cash severance payment calculated as two-and-one-half times base salary and average annual cash bonus paid over the prior three years and each other NEO with cash severance payment calculated as two times the NEO’s base salary and average annual cash bonus paid over the prior three years. Our general severance policy provides that, upon an involuntary termination of employment, the CEO will be entitled to a cash severance payment calculated as two times base salary and target bonus and each other NEO will be entitled to a cash severance payment equal to the NEO’s base salary and target bonus.
Health and welfare benefits will be provided for the number of years equivalent to the applicable multiple received, on the same basis as active employees. The Severance Agreement, NEO offer letters and our general severance policy do not contain tax gross-up provisions on any golden parachute excise taxes. These severance payments and benefits under the Severance Agreement are in lieu of any severance payments or benefits otherwise due in these circumstances under any previous agreement, offer letter or policy.
Equity Awards
Our equity awards provide for accelerated or pro rata vesting upon a termination due to death or disability (accelerated at target for awards granted in 2021 and after; pro rata for awards prior to 2020) and pro rata vesting upon a termination due to retirement (for equity awards grants prior to 2022) or involuntary termination without cause. Equity awards granted in 2022 and after will continue to vest according to their terms upon retirement. Our equity awards provide that, if the equity awards are not honored or assumed or alternate awards are not provided in connection with a change in control, then the award will immediately vest. The Severance Agreement provides that the equity awards will vest upon a qualifying termination (a “double trigger” provision) after the change in control, with the PSUs vesting at target.

The following tables outline the value of payments and benefits that each NEO would receive under the various termination scenarios described as if (i) the termination occurred on December 31, 2021; (ii) all stock awards that vest were paid out at $156.55, the closing price of our common stock on December 31, 2021; (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”); and (iv) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan and Supplemental Plan amounts are excluded from the tables below.

Lawrence H. Silber
	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	—	3,800,000	—	—	5,290,199	—
Continued Benefits(1)	—	20,903	—	—	27,002	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	2,202,189	2,202,189	5,070,342	5,070,342	—
Payment for Outstanding PSUs(2)	—	12,098,340	12,098,340	14,272,663	16,555,162	—
Total	—	18,146,432	14,300,529	19,343,005	26,967,705	—
(1)    The executive is entitled to receive health and welfare benefits continuation for two years for a termination without cause and 30 months for a qualifying termination of employment following a change in control.
(2)    Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of the Severance Policy and the equity award agreements.

Mark H. Irion
	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	—	900,000	—	—	1,950,935	—
Continued Benefits(1)	—	5,021	—	—	10,624	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	718,721	—	1,634,696	1,634,696	—
Payment for Outstanding PSUs(2)	—	4,005,018	—	4,674,113	5,434,946	—
Total	—	5,653,760	—	6,308,809	9,056,201	—
(1)    The executive is entitled to receive health and welfare benefits continuation for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.
(2)    Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of the Severance Policy and the equity award agreements.

Aaron D. Birnbaum
	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	—	855,000	—	—	1,789,057	—
Continued Benefits(1)	—	12,632	—	—	26,771	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	343,314	343,314	1,108,687	1,108,687	—
Payment for Outstanding PSUs(2)	—	1,392,200	1,392,200	2,699,861	3,270,485	—
Total	—	2,628,146	1,735,514	3,808,548	6,220,000	—
(1)    The executive is entitled to receive health and welfare benefits continuation for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.
(2)    Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of the Severance Policy and the equity award agreements.

Tamir Peres
	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	—	770,000	—	—	1,723,699	—
Continued Benefits(1)	—	12,837	—	—	27,181	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	371,023	—	859,303	859,303	—
Payment for Outstanding PSUs(2)	—	3,110,336	—	3,486,682	4,410,484	—
Total	—	4,289,196	—	4,345,985	7,045,667	—
(1)    The executive is entitled to receive health and welfare benefits continuation for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.
(2)    Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of the Severance Policy and the equity award agreements.

Christian J. Cunningham
	Termination for Cause	Termination Without Cause	Termination by reason of Retirement	Termination by reason of Death, Disability	Termination following a Change in Control	Change in Control
Benefit	($)	($)	($)	($)	($)	($)
Severance Payment	—	787,500	—	—	1,731,340	—
Continued Benefits(1)	—	12,596	—	—	26,525	—
Outplacement	—	25,000	—	—	25,000	—
Payment for Outstanding RSUs(2)	—	404,368	—	919,574	919,574	—
Payment for Outstanding PSUs(2)	—	2,252,755	—	2,629,101	3,057,109	—
Total	—	3,482,219	—	3,548,675	5,759,548	—
(1)    The executive is entitled to receive health and welfare benefits continuation for one year for a termination without cause and two years for a qualifying termination of employment following a change in control.
(2)    Represents the incremental vesting value of outstanding awards, which vest in the event of the specified termination event in accordance with the terms of the Severance Policy and the equity award agreements.

PAY RATIO DISCLOSURE
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Silber, our CEO.  Consistent with our executive officer compensation program, our broad-based compensation program is designed to be competitive in terms of both the position and the geographic area in which the employee is located.  Accordingly, our pay structures vary amongst employees based on position and geographic location, with significant consideration given to competitive market practices.
Ratio
For 2021,
•The median of the annual total compensation of all of our employees, other than Mr. Silber, was $90,969.
•Mr. Silber’s annual total compensation was $5,630,292, which is the amount reported in the “Total” column of the 2021 Summary Compensation Table with the addition of our contributions to broad-based health and welfare programs.
•Based on this information, the ratio of the annual total compensation of Mr. Silber to the median of the annual total compensation of all employees is approximately 62 to 1.
Identification of Median Employee
For 2021, we have calculated the median employee in line with the disclosure rules.

We selected November 1, 2021 as the date on which to determine our new median employee. As of that date, we had approximately 5,390 employees in the U.S. and Canada. We did not exclude any employees and approximately 4,870 employees in the United States and 520 employees in Canada were considered for identifying the median employee.

For purposes of identifying the median employee, we chose 2021 total earnings, as compiled from our payroll records, as our consistently applied compensation measure.  Earnings were annualized only for employees who were hired in 2021. For purposes of this disclosure, any compensation paid in foreign currencies was converted to U.S. dollars based on a monthly average exchange rate for the relevant period.
Using this methodology, we determined that our median employee was a full-time employee working in the United States.  In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2021 Summary Compensation Table with respect to each of the NEOs, with the addition of our contribution to broad-based health and welfare programs.

DIRECTOR COMPENSATION
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and to align their interests with the long-term interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on our Board of Directors.
The Nominating and Governance Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. The Committee undertook an evaluation of the non-employee director compensation program in 2021. The Committee engaged FW Cook to advise on the program. In considering potential changes to the non-employee director compensation program, the Committee evaluated the current structure of the program, the size of the Board and scope of the Board’s responsibilities, the service of each independent director on each Board Committee and the time commitment required of each director, as well as the director compensation programs of our executive compensation peer group. Based upon the recommendation of the Committee and the advice of FW Cook, the Board approved the changes to the non-employee director compensation program as described below.

Board/Committee	2021 Annual Non- Employee Director Compensation
Board	• Cash Retainer:			$80,000
	• RSU Grant:			$105,000
Audit	• Chair Fee (through December 2, 2021):	$20,000	• Member Fee:	$10,000
	• Chair Fee (effective December 3, 2021):	$30,000
Compensation	• Chair Fee (through December 2, 2021):	$15,000	• Member Fee:	$7,500
	• Chair Fee (effective December 3, 2021):	$22,500
Nominating and Governance	• Chair Fee (through December 2, 2021):	$10,000	• Member Fee:	$5,000
	• Chair Fee (effective December 3, 2021):	$15,000
Finance	• Chair Fee (through December 2, 2021):	$10,000	• Member Fee:	$5,000
	• Chair Fee (effective December 3, 2021):	$15,000
•The Chairman of the Board is entitled to receive an additional annual fee of $130,000, payable in the form of shares of our common stock. Effective at the Annual Meeting, the additional annual fee will increase to $150,000.
•Effective at the Annual Meeting, the value of the annual RSU grant will increase from $105,000 to $120,000.
•The RSUs are granted to directors after the annual stockholder meeting and have a fair market value equivalent to the dollar amount noted above on the date of grant. These RSUs vest at the next annual meeting of stockholders. These RSUs also vest in full upon such director’s death or disability or a change in control of the Company. We pay dividend equivalents on all outstanding RSUs. Dividend equivalents are paid at the same rate and at the same time that dividends are paid to our stockholders and are subject to the same vesting conditions as the underlying equity award.
•Directors may elect to receive Company stock in lieu of cash. Also, directors may elect to defer their equity and cash compensation into phantom stock units that vest after the director leaves the Board (or earlier in the event of a change in control); provided that if a director’s equity compensation is deferred, the vesting period otherwise applicable to the RSUs is not changed.
•Occasionally, the Compensation Committee may grant off-cycle equity awards to non-employee directors to reward them for additional significant time on Board matters.
•Employee directors do not receive any additional compensation for serving as a director.
•The Finance Committee was dissolved effective February 8, 2022.

2021 Non-Employee Director Compensation Table
For the year ended December 31, 2021, our non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Patrick D. Campbell	98,333	235,172	333,505
James H. Browning	100,833	105,085	205,918
Shari L. Burgess	94,783	105,085	199,868
Jonathan Frates	85,000	105,085	190,085
Jean K. Holley	92,500	105,085	197,585
Jacob M. Katz(2)	103,333	105,085	208,418
Michael A. Kelly	101,250	105,085	206,335
Andrew N. Langham	91,875	105,085	196,960
Rakesh Sachdev(2)	7,569	46,398	53,967
Mary Pat Salomone(2)	87,518	105,085	192,603
Andrew J. Teno	77,917	105,085	183,002

(1)    In 2021, each non-employee director was granted an award of RSUs that will vest on the day of the Annual Meeting. Mr. Browning, Ms. Burgess, Mr. Campbell, Mr. Frates, Ms. Holley, Mr. Katz, Mr. Sachdev, Ms. Salomone and Mr. Teno elected to defer their 2021 equity compensation into phantom stock units pursuant to the Directors Compensation Policy described above. The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 14 to the Audited Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2021, each non-employee director had the following number of RSUs and phantom stock units outstanding with respect to the Company’s equity: Mr. Browning, 10,691 phantom stock units; Ms. Burgess, 1,794 phantom stock units; Mr. Campbell, 10,605 phantom stock units; Mr. Frates, 7,853 phantom stock units; Ms. Holley, 10,135 phantom stock units; Mr. Katz, 8,431 phantom stock units; Mr. Kelly, 1,034 RSUs; Mr. Langham, 1,034 RSUs; Mr. Sachdev, 285 phantom stock units; and Mr. Teno, 1,034 phantom stock units.
(2)    Ms. Salomone retired from the Board on December 2, 2021 and Mr. Katz retired from the Board on February 9, 2022; and Mr. Sachdev was appointed to the Board on December 2, 2021.

PROPOSAL 3: Ratification of the Appointment of PricewaterhouseCoopers
Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.
We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP for all of 2022 or another independent registered public accounting firm without submitting the matter to our stockholders. Further, even if stockholders ratify this selection, the Audit Committee may select a different independent registered public accounting firm at any time if, in the Audit Committee’s sole discretion, the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.
The Board and the Audit Committee recommend
a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022.

AUDITOR INFORMATION
Independent Registered Public Accounting Firm Fees
The amounts in the table below reflect the amounts paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, for services during 2021 and 2020.

	2021	2020
Audit fees(1)	$2,347,650	$3,145,050
Audit-related fees	—	—
Tax fees(2)	5,000	—
All other fees	—	—
Total	$2,352,650	$3,145,050
(1) Audit fees were for services billed for each of the fiscal years for professional services rendered in connection with the audit of our annual financial statements, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and attestation of the effectiveness of our internal controls over financial reporting.
(2)    Tax fees are related to tax planning.

Audit Committee Pre-Approval Policy
Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee (up to a limit of $100,000 during the period between Audit Committee meetings), who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit services were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2021 (the “Audited Financial Statements”).
The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has reviewed and discussed with management, PwC and the internal auditor, the effectiveness of the Company’s internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has: (i) considered whether non-audit services provided by PwC are compatible with its independence; (ii) received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence; and (iii) discussed with PwC its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
THE AUDIT COMMITTEE

James H. Browning, Chair
Shari L. Burgess
Rakesh Sachdev

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information as of March 14, 2022, unless another date is specified below, with respect to the ownership of our common stock by:
•Each person known by the Company to own beneficially more than 5% of our common stock;
•Each of the directors and director nominees of the Company;
•Each of the NEOs; and
•All of the Company’s directors and executive officers as a group.
As of March 14, 2022, there were 29,882,873 shares of our common stock outstanding.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent %
Carl C. Icahn(1)	4,022,841	13.5%
GAMCO Investors, Inc.(2)	2,660,620	8.9%
The Vanguard Group(3)	2,318,386	7.8%
Alger Associates, Inc.(4)	1,894,683	6.3%
Blackrock, Inc.(5)	1,640,971	5.5%
Named Executive Officers(6)
Lawrence H. Silber	158,099	*
Aaron D. Birnbaum	29,847	*
Christian J. Cunningham	55,451	*
Mark. H. Irion	44,244	*
Tamir Peres	21,017	*
Directors and Director Nominees (excluding Mr. Silber)(7)
Patrick D. Campbell	17,426	*
James H. Browning	17,756	*
Shari L. Burgess	1,794	*
Jonathan Frates	7,853	*
Hunter C. Gary	—	*
Jean K. Holley	13,577	*
Michael A. Kelly	15,252	*
Andrew N. Langham	5,853	*
Steven D. Miller	—	*
Rakesh Sachdev	285	*
Andrew J. Teno	1,034	*
All directors and executive officers as a group (18 persons)	407,868	1.4%
* Less than 1%
(1)     Based on Amendment No. 11 to Schedule 13D filed on November 17, 2021 by Carl C. Icahn, which disclosed that Carl C. Icahn and various entities associated with Carl C. Icahn beneficially owned 4,022,841 shares of common stock as of November 16, 2021, as follows: (i) Icahn Partners LP had sole voting and dispositive power over 2,350,465 shares of common stock and (ii) Icahn Partners Master Fund LP had sole voting and dispositive power over 1,672,376 shares of common stock. Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the reporting persons because he is the sole stockholder of (i) Barberry Corp., which is the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership and (ii) Beckton Corp., which is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises Holdings L.P., which is the sole member of IPH GP LLC, which is the general partner of Icahn Capital LP, which is the general partner of Icahn Offshore LP and Icahn Onshore LP. Icahn Offshore LP is the general partner of Icahn Partners Master Fund LP and Icahn Onshore LP is the general partner of Icahn Partners LP. Each of the foregoing persons, other than the reporting persons, disclaims beneficial ownership of such shares of common stock. The principal business address of Mr. Icahn and each of the entities noted above is c/o Icahn Capital LP, 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33160.
(2)     Based on Amendment No. 26 to Schedule 13D filed on November 24, 2021 by GAMCO Investors, Inc., which disclosed that Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially owned 2,660,620 shares of common stock as of November 23, 2021, as follows: (i) GAMCO Asset Management Inc. beneficially owned 2,069,947 shares of common stock; (ii) Gabelli Funds, LLC beneficially owned 572,023 shares of common stock; (iii) Mario J. Gabelli beneficially owned 600 shares of common stock; (iv) Teton Advisors, Inc. beneficially owned 6,000 shares of common stock; (v) Gabelli & Company Investment Advisers, Inc. beneficially owned 500 shares of common stock; (vi) Associated Capital Group, Inc. beneficially owned 50 shares of common stock; and (vii) MJG Associates, Inc. beneficially owned 11,500 shares of common stock. Each of the reporting persons disclosed has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO Asset Management Inc. does not have the authority to vote 46,500 of the reported shares; (ii) Gabelli Funds, LLC has sole dispositive and voting power with respect to the shares held by certain funds it advises so long as the aggregate voting interest of all reporting persons does not exceed 25% of their total voting interest in the Company, and, in that event, the proxy voting committee of each fund shall respectively vote that fund's shares; (iii) at any time, the proxy voting committee of each such fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations; and (iv) the power of Mario Gabelli, GAMCO Investors, Inc., Associated Capital Group, Inc. and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other reporting persons. The principal business address of (i) GAMCO Asset Management Inc., Gabelli Funds, LLC, GAMCO Investors, Inc. and Teton Advisors, Inc. is One Corporate Center, Rye, NY 10580; (ii) Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, NV 89501; and (iii) Associated Capital Group, Inc., Gabelli & Company Investment Advisers, Inc., GGCP, Inc. and MJG Associates, Inc. is 191 Mason Street, Greenwich, CT 06830.
(3)    Based on Amendment No. 8 to Schedule 13G filed on February 10, 2022 by The Vanguard Group, which disclosed that The Vanguard Group beneficially owned 2,318,386 shares of common stock as of December 31, 2021, and had (i) shared voting power over 49,953 shares of common stock, (ii) sole dispositive power over 2,251,793 shares of common stock and (iii) shared dispositive power over 66,593 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)    Based on the Schedule 13G filed on February 14, 2022 by Alger Associates, Inc., which disclosed that Alger Associates, Inc. beneficially owned 1,894,683 shares of common stock as of December 31, 2021, and had (i) sole voting power over 1,894,683 shares of common stock and (ii) sole dispositive power over 1,894,683 shares of common stock. The principal business address of Alger Associates, Inc. is 100 Pearl Street, New York, NY 10004.
(5)    Based on Amendment No. 4 to the Schedule 13G filed on February 7, 2022 by Blackrock, Inc., which disclosed that Blackrock, Inc. beneficially owned 1,640,971 shares of common stock as of December 31, 2021, and had (i) sole voting power over 1,598,333 shares of common stock and (ii) sole dispositive power over 1,640,971 shares of common stock. The principal business address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(6)    Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: 26,714 shares for Mr. Silber, 7,419 for Mr. Birnbaum and 24,502 for Mr. Cunningham.
(7)    Shares shown as beneficially owned by the directors include compensation deferred into phantom stock units that vest after the director retires from the Board as follows: 10,691 units for Mr. Browning; 1,794 units for Ms. Burgess; 7,853 units for Mr. Frates; 10,605 units for Mr. Campbell; 10,135 units for Ms. Holley; 285 units for Mr. Sachdev; and 1,034 units for Mr. Teno.
Delinquent Section 16(a) Reports
Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding common stock, and upon representations from certain of those persons, we believe that all Section 16(a) filing requirements applicable to these reporting persons were timely met during the year ended December 31, 2021, other than an amended Form 4 filed on March 22, 2022 to correct the reporting of the acquisition of shares by Mr. Irion upon the vesting of performance stock units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our Board has adopted a written policy requiring the Nominating and Governance Committee to review certain Company transactions in which any director, director nominee, executive officer, beneficial owner of greater than 5% of our common stock or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Nominating and Governance Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment (with certain exceptions) and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the Chief Legal Officer, the Chief Compliance Officer or the Chief Financial Officer in writing of any transaction involving us and a related person so that it can be reviewed by the Nominating and Governance Committee to determine whether the related person has a direct or indirect material interest in the transaction. If the Nominating and Governance Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of us and our stockholders. Prior to any renewal of a previously approved related person transaction, the Nominating and Governance Committee will again review the transaction to determine whether it should be renewed.
The Directors’ Code is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code, a conflict of interest may arise when a Board member’s private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. The Directors’ Code specifies that a conflict of interest may include, among other things, the following:
•when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;
•where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and
•where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.
Pursuant to the Directors’ Code, any member of our Board who believes he or she has an actual or potential conflict of interest with the Company should notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Nominating and Governance Committee or the Board.
The Code of Ethics is applicable to all employees and officers of the Company and its subsidiaries. The Code of Ethics generally prohibits employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.
The following is a description of certain relationships and transactions that existed or that we have engaged in with directors, executive officers, major stockholders and certain other related persons, in each case since January 1, 2021.
Agreements with Carl C. Icahn
We entered into the Nomination and Standstill Agreement, dated September 15, 2014 (the “Nomination and Standstill Agreement”), with Carl C. Icahn and certain related entities and individuals. In connection with their appointments to the Board, each of Messrs. Frates, Gary, Langham, Miller and Teno (collectively, the “Icahn Designees,” and, together with Carl C. Icahn and the other parties to the Nomination and Standstill Agreement, the “Icahn Group”) executed a Joinder Agreement agreeing to become bound as a party to the terms and conditions of the Nomination and Standstill Agreement (such Joinder Agreements, together with the Nomination and Standstill Agreement, are collectively referred to herein as the “Icahn Agreements”).
Pursuant to the Icahn Agreements, the Icahn Designees were appointed to our Board. So long as an Icahn Designee is a member of our Board, the Board will not be expanded without approval from the Icahn Designees then on the Board. In addition, pursuant to the Icahn Agreements, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Board to stand for election at an annual meeting).
In addition, until the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Icahn Agreements), the Icahn Group agrees to vote all of its shares of Company common stock in favor of the election of all of our director nominees at each annual or special meeting of stockholders and, subject to limited exceptions, the Icahn Group further agrees to (i) adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same, and (ii) not acquire or otherwise beneficially own more than 20% of our outstanding voting securities.
Pursuant to the Icahn Agreements, we will not create a separate executive committee of the Board so long as an Icahn Designee is a member of the Board.
Under the Icahn Agreements, if the Icahn Group ceases to hold a “net long position,” as defined in the Nomination and Standstill Agreement, in at least (A) 1,900,000 shares of our common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the Board; (B) 1,520,000 shares of our common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the Board; and (C) 1,266,667 shares of our common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the Board and our obligations under the Icahn Agreements will terminate.
In addition, pursuant to the Icahn Agreements, we entered into a registration rights agreement, effective June 30, 2016 (the “Registration Rights Agreement”), with certain entities related to Carl C. Icahn, on behalf of any person who is a member of the “Icahn group” (as such term is defined therein) who owns applicable securities at the relevant time and is or has become a party to the Registration Rights Agreement. The Registration Rights Agreement provides for customary demand and piggyback registration rights and obligations.
Indemnification Agreements
We are a party to indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our By‑Laws, as well as contractual rights to additional indemnification regarding expenses as provided in the indemnification agreements.
Other Relationships
Mr. Silber’s daughter-in-law, Jenna Fullam Silber, is employed by the Company as a Talent Acquisition Manager and, consistent with our compensation policies applicable to other employees of similar title and responsibility, earned annual compensation of approximately $165,000 for fiscal 2021.
In connection with our equipment rental businesses, we enter into millions of rental transactions every year involving hundreds of thousands of customers. In order to conduct that business, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of our Board or management team. We believe that all such rental and procurement transactions have been conducted on an arm’s length basis, involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation and not related person had or will have a direct or indirect material interest in such transactions.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the following matters:
1.Election of the 10 nominees named in this proxy statement to serve as directors until the next annual meeting of stockholders;
2.    Approval, by a non-binding advisory vote, of the named executive officers’ compensation;
3.    Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022; and
4.    Transaction of any other business that may properly be brought before the annual meeting.
Our senior management will be available at the meeting to answer questions from stockholders.
Stockholders Entitled to Vote at the Annual Meeting
Our Board has established the record date for the Annual Meeting as March 14, 2022. Only holders of record of common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Annual Meeting. On March 14, 2022, 29,882,873 shares of our common stock were outstanding.
Voting Procedures
If you are a stockholder of record, you may vote as follows:
•Voting by Internet: Follow the instructions on www.proxyvote.com.
•Voting by Telephone: Call 1‑800‑690-6903 and follow the instructions provided by the recorded message.
•Voting by Mail: Complete, sign, date and return the proxy card included in the printed proxy materials.
•Voting in Person: Attend the meeting and vote in person.
If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.
Procedures for Attending the Annual Meeting
For those stockholders who wish to attend the Annual Meeting, you will need the following:
•Photo identification; and
•Proof of stock ownership as of the record date.
Please note that no cameras or recording devices are allowed at the Annual Meeting. Seating for the Annual Meeting starts at 8:30 a.m. (local time) and the Annual Meeting will start at 9:00 a.m. (local time).
If you hold your shares beneficially in “street name” through a broker or other nominee and you intend to vote your shares at the meeting, you will need a proxy from your bank or nominee. Please contact your bank or nominee if you hold your shares in “street name” and wish to vote your shares at the meeting.
Voting Options; Quorum
The Board unanimously recommends a vote “FOR” each director nominee and “FOR” each of Proposals 2 and 3. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes.

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of 10 Director Nominees to Serve for a One Year Term	Majority of shares cast	No effect	No effect
2. Advisory Vote on Executive Compensation	Majority of shares present	Vote “against”	No effect
3. Ratification of the Company’s Auditor for 2022	Majority of shares present	Vote “against”	N/A

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.
If you hold your shares beneficially in “street name” through a broker or other nominee, and you would like to instruct your broker or nominee how to vote your shares, you should follow the directions provided by your broker or nominee. Under NYSE rules, your broker is permitted to vote on Proposal 3 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.
Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them in accordance with the Board’s recommendation with respect to the matters set forth in this proxy statement. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting.
Notice of Internet Availability of Proxy Materials
We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2021, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.
Revocation of Proxies
Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed and returned the proxy card, you may revoke your proxy before it is voted at the Annual Meeting by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. You may also revoke your proxy by delivering a signed revocation letter to our Senior Vice President, Chief Legal Officer and Secretary at Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. If you are attending the Annual Meeting in person, you may revoke your proxy by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not by itself revoke your proxy. If you hold your shares beneficially in “street name” through a broker or other nominee and you have previously directed your broker or nominee to vote your shares, you should instruct your broker or nominee to change or revoke your vote if you wish to do so. If you hold your shares beneficially in “street name” through a broker or other nominee and wish to cast your vote in person at the Annual Meeting, you should obtain a proxy to vote your shares from your broker or nominee.
Solicitation of Proxies
Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and we will pay the solicitation costs. The proxy statement and related proxy materials and the Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses.
Householding Rules
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing an address by delivering a single set of proxy materials. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
Therefore, only one copy of the Notice and/or this proxy statement may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice and/or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker or other nominee, or the Company or its agent at the address and telephone number below.

A separate copy of the Notice and this proxy statement will be promptly delivered upon request to either our agent by telephone at 1-800-579-1639 or by email to sendmaterial@proxyvote.com, or to the Investor Relations Department by telephone at 1-239-301-1024, by email to investor@hercrentals.com, or by written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.
Additional Information
Our Annual Report on Form 10‑K for the fiscal year ended December 31, 2021 (“2021 Annual Report”) is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, http://ir.hercrentals.com. Copies of the 2021 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Herc Holdings Inc., 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Corporate Secretary.
OTHER BUSINESS
Our Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING
We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2021 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e‑mail copies of any of these materials, please follow the instructions on your Notice.
STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
We will review for inclusion in next year’s proxy statement stockholder proposals received by December 2, 2022. Proposals should be sent, along with proof of ownership of our common stock in accordance with Exchange Act Rule 14a-8(b)(2), to the Senior Vice President, Chief Legal Officer and Secretary of the Company at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.
Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2023 annual meeting of stockholders by a stockholder who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, Chief Legal Officer and Secretary containing certain information specified in our By‑Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 12, 2023 and no later than February 11, 2023, except that if the 2023 annual meeting of stockholders is held more than 30 days before or 70 days after the anniversary date of the Annual Meeting, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.
Our By‑Laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected.
In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 13, 2023.
ANNUAL REPORT FOR 2021
Our annual report to stockholders for the year 2021 is being made available on or about April 1, 2022 to persons who were stockholders of record as of March 14, 2022, the record date for the Annual Meeting.

APPENDIX
NON-GAAP RECONCILIATIONS
EBITDA, Adjusted EBITDA and Return on Revenue Earning Equipment
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), we have provided certain information in this proxy statement that is not calculated according to GAAP (“non-GAAP”), including Adjusted EBITDA, Return on Revenue Earning Equipment and Return on Invested Capital. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating our performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA represents EBITDA (the sum of net income (loss); provision (benefit) for income taxes; interest expense, net; depreciation of rental equipment; and non-rental depreciation and amortization) plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on disposal of a business and certain other items.

Return on Revenue Earning Equipment represents Adjusted EBITDA divided by the average original equipment cost of revenue earning equipment (based on American Rental Association guidelines, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs, with the basis of refurbished assets reset at the refurbishment date).

The following is a reconciliation of net income to Adjusted EBITDA and the calculation of the Return on Revenue Earning Equipment:

	Years ended December 31,
(in millions)	2021	2020	2019	2018	2017
Net income	224.1	73.7	$47.5	$69.1	$160.3
Income tax provision (benefit)	66.3	20.4	16.1	(0.3)	(224.7)
Interest expense, net	86.3	92.6	173.5	137.0	140.0
Depreciation of rental equipment	420.7	403.9	409.1	387.5	378.9
Non-rental depreciation and amortization	68.0	62.5	61.0	57.3	51.5
EBITDA	865.4	653.1	707.2	650.6	506.0
Restructuring	—	0.7	7.7	5.0	5.5
Restructuring related	—	—	—	0.3	—
Spin-off costs	0.3	0.6	0.5	14.4	35.2
Non-cash stock-based compensation charges	23.3	16.4	19.5	13.4	10.1
Loss on sale of business	—	2.8	—	—	—
Impairment	3.2	15.4	5.1	—	29.7
Other	2.5	0.4	1.0	1.1	(1.1)
Adjusted EBITDA	$894.7	$689.4	$741.0	$684.8	$585.4
Average Revenue Earning Equipment at OEC	$3,864.2	$3,753.2	$3,844.2	$3,828.9	$3,654.7
Return on Revenue Earning Equipment	23.2%	18.4%	19.3%	17.9%	16.0%

A-1

Net Leverage Ratio

Net Leverage Ratio is defined as net debt, as calculated below, divided by adjusted EBITDA for the trailing twelve-month period. This measure should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The Company’s definition of this measure may differ from similarly titled measures used by other companies.

	Years ended December 31,
	2021	2020	2019	2018	2017
Long-term debt, net	$1,916.1	$1,651.5	$2,051.5	$2,129.9	$2,137.1
(Plus) Current maturities of long-term debt	11.4	12.2	27.0	26.9	22.7
(Plus) Unamortized debt issuance costs	6.1	7.2	7.9	10.6	14.5
(Less) Cash and cash equivalents	(35.1)	(33.0)	(33.0)	(27.8)	(41.5)
Net debt	1,898.5	1,637.9	2,053.4	2,139.6	2,132.8
Trailing twelve-month Adjusted EBITDA	$894.7	$689.4	$741.0	684.8	585.4
Net Leverage	2.1x	2.4x	2.8x	3.1x	3.6x

Return on Invested Capital

Return on Invested Capital (“ROIC") is a performance ratio that aims to measure the percentage return that investors in a company are earning from their invested capital. The ratio is one of the primary metrics used to analyze investment decisions, measuring both profitability and capital efficiency. ROIC is generally calculated as net operating profit after tax divided by invested capital. Average Return on Invested Capital (“Average ROIC") for the purposes of our long-term equity incentive plan is defined as the average return on invested capital for the performance period; provided, however, in the event of any (i) material acquisitions or dispositions, (ii) currency fluctuations, (iii) changes in law or accounting standards or (iv) other nonrecurring or infrequently occurring events or items reflected in our audited financial statements or notes thereto, which occur during the performance period, the Compensation Committee shall make appropriate adjustments to the performance incentive threshold, target and maximum criteria and/or the determination of Average ROIC, in accordance with any applicable provisions of the Plan.

The calculation of Average ROIC for the performance period from 2019-2021 is below:

Period	ROIC
2019	8.0%
2020	7.0%
2021	13.2%
Average ROIC	9.4%

A-2

HercRentals™

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 10, 2022 for shares held in a Plan and 11:59 P.M. Eastern Time on May 11, 2022 for shares held directly. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 10, 2022 for shares held in a Plan and 11:59 P.M. Eastern Time on May 11, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76634-P66590 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HERC HOLDINGS INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of the ten nominees identified in the Company's proxy statement to serve as directors until the next Annual Meeting of Stockholders.

Nominees:	For	Against	Abstain
1a. Patrick D. Campbell	☐	☐	☐
1b. Lawrence H. Silber	☐	☐	☐
1c. James H. Browning	☐	☐	☐
1d. Shari L. Burgess	☐	☐	☐
1e. Hunter C. Gary	☐	☐	☐
1f. Jean K. Holley	☐	☐	☐
1g. Michael A. Kelly	☐	☐	☐
1h. Steven D. Miller	☐	☐	☐
1i. Rakesh Sachdev	☐	☐	☐
1j. Andrew J. Teno	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date